QKL Stores Inc. Announces Third Quarter 2011
Financial Results

Daqing, China, November 14, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the third quarter ended September 30, 2011.

Mr. Zhuangyi Wang, Chairman and CEO, said, “Our third quarter results generally met our levels of expectation. Of the 33 stores opened at least one year, we achieved same store sales growth of 9.3% on sales of $67.5 million.  The variety, value and freshness of our products continue to resonate with our customers driving sales higher.  This store growth was also driven by in-store promotional events such as store anniversary celebrations.  Our membership club continues to grow and now has over 650,000 members. This is our highest level yet and highlights the loyalty of our growing customer base.”

Many of our new store locations are in new markets which typically take longer on average to ramp up sales and profit. Through our marketing/advertising efforts, we believe our market share will build over time as the smaller market consumer becomes more educated and increasingly understands our product quality, assortment and value.  As this occurs, we expect these locations to become more productive and generate higher levels of sales, gross margin and profit.”

“We plan to open our new Shenyang distribution center by the end of November. This 9,000 sq. meter facility which primarily stores non-food and grocery products, will serve as a central location for our two existing stores in Liaoning Province as well as future stores in the region.  We also opened up two new stores in the third quarter.  The first store is a 15,000 sq. meter hypermarket in Da’an which is in the Jilin province.  The second store opened is a 6,600 sq. meter supermarket in Zhalannuoer County located in Inner Mongolia.”

“We look forward to the upcoming holiday season as we have a number of exciting marketing initiatives planned.  Our balance sheet is healthy with a strong cash position, low level of debt and stable flow of cash from operations.  We continue to make progress with our store operations and that can result in greater sales and profits over time.”

Third Quarter 2011 Financial Results
Revenue in the third quarter of 2011 increased 26.5% to $82.1 million from $64.9 million in the third quarter of 2010.  Revenue performance reflected the growth of 33 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by July 1, 2010, as well as sales from the opening of 20 new stores since July 1, 2010.  Same-store sales were approximately $67.5 million in the third quarter of 2011, an increase of 9.3% from $61.7 million in the third quarter of 2010.The 20 new stores opened since July 1, 2010 generated approximately $14.6 million in the third quarter of 2011.

Gross profit increased 25.7% year-over-year to $14.2 million, compared to $11.3 million in the prior year period.  Gross margin for the third quarter of 2011 was 17.3%, slightly decreased from 17.4% in the prior year period.  The increase in gross profit was primarily attributable to net sales increased by $17.2 million in the third quarter of 2011 compared to the third quarter of 2010.

Operating expenses increased 54.7% to $15.4 million compared to $9.9 million in the prior year period.  This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year as well as from pre-opening expenses from two new stores opened in the third quarter of 2011.

The Company reported a net loss of approximately $(0.8) million, or $(0.03) per diluted share, compared with net income of $1.0 million, or $0.03 per diluted share, for the same period in 2010. This decrease was due to higher selling expenses related to new stores opening and higher staff costs in the third quarter of 2011.

As of September 30, 2011, the Company had $28.0 million in unrestricted cash, compared to $17.5 million as of December 31, 2010.The Company had $3.1 million short term bank loans as of September 30, 2011 compared with no debt or bank loans as of December 31, 2010.

As of September 30, 2011, the Company operated 53 stores totaling 296,600 sq. meters compared to 38 stores totaling 189,000 sq. meters in the prior year period.  The Company opened 2 new store locations in the third quarter of 2011.

The number of weighted average shares outstanding used in the computation of diluted EPS (excluding the fair value of the warrants) decreased 19.2% to 31.1 million in the third quarter 2011 from 38.5 million in the third quarter 2010.

Net cash provided by operating activities for the nine month ended September 30, 2011 and 2010 was $27.4 million and $7.3 million, respectively. The increase in cash provided by operating activities for the nine month ended September 30, 2011 compared to the same period in 2010 primarily reflects net cash inflow caused by the increase in accrued expenses, decrease of inventories and decrease of other receivables. The increase in accrued expenses was in line with our increase in operating expenses due to inflation and new store openings.  The decrease of inventories was caused by reducing the inventory on hand after the peak Chinese New Year season. The decrease of other receivables is largely attributable to the repayment of money from vendors.

Conference Call
The Company will conduct a conference call to discuss its third quarter 2011 results on Monday, November 14th, 2011 at 8:00 am ET. Listeners may access the call by dialing #1-719-457-2080. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through November 21st, 2011, by dialing # 1-858-384-5517; conference ID: 5997482.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233

QKL Stores Investor Relations Department +1-646-308-1213

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash	$27,982,089	$17,460,034
Restricted cash	7,252	77,205
Accounts receivable	744,735	167,509
Inventories	42,788,700	44,467,265
Other receivables	10,831,183	28,236,397
Prepaid expenses	4,934,151	5,088,825
Advances to suppliers	4,552,051	3,740,327
Deferred income tax assets	754,117	508,617
Total current assets	92,594,278	99,746,179
Property, plant and equipment, net	43,268,109	24,792,149
Land use rights, net	771,571	748,533
Goodwill	45,302,741	43,863,929
Other assets	179,234	467,927
Total assets	$182,115,933	$169,618,717
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$3,124,121	$-
Accounts payable	36,688,818	38,944,917
Cash card and coupon liabilities	14,193,500	10,814,546
Customer deposits received	1,530,876	1,495,059
Accrued expenses and other payables	14,216,714	9,883,282
Income taxes payable	508,142	2,365,931
Total current liabilities	70,262,171	63,503,735

Total liabilities	70,262,171	63,503,735
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 31,344590 and 29,743,811 shares at September 30, 2011 and December 31, 2010, respectively	31,345	29,744
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 5,694,549 and 7,295,328 at September 30,2011 and December 31, 2010, respectively	56,945	72,953
Additional paid-in capital	91,373,502	90,710,619
Retained earnings – appropriated	6,012,675	6,012,675
Retained earnings	3,799,602	2,094,850
Accumulated other comprehensive income	10,579,693	7,194,141
Total shareholders’ equity	111,853,762	106,114,982
Total liabilities and shareholders’ equity	$182,115,933	$169,618,717

See notes to unaudited condensed consolidated financial statements.

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$82,068,788	$64,869,749	$266,833,256	$212,575,456
Cost of sales	67,874,242	53,575,513	219,918,263	175,160,430
Gross profit	14,194,546	11,294,236	46,914,993	37,415,026

Operating expenses:
Selling expenses	13,040,763	7,817,663	38,327,459	21,801,656
General and administrative expenses	2,333,267	2,123,248	6,483,350	6,022,119
Total operating expenses	15,374,030	9,940,911	44,810,809	27,823,775

Income from operations	(1,179,484)	1,353,325	2,104,184	9,591,251

Non-operating income (expense):
(Increase) decrease in fair value of warrants				7,801,649
Interest income	175,745	165,287	629,130	510,215
Interest expense	(10,593)	(35)	(41,693)	(10,416)
Total non-operating income (loss)	165,152	165,252	587,437	8,301,448

Income (loss) before income taxes	(1,014,332)	1,518,577	2,691,621	17,892,699

Income taxes	(164,822)	486,712	986,869	2,865,614

Net income (loss)	$(849,510)	$1,031,865	$1,704,752	$15,027,085

Comprehensive income statement:
Net income (loss)	$(849,510)	$1,031,865	$1,704,752	$15,027,085
Foreign currency translation adjustment	1,023,116	1,697,722	3,385,552	1,743,207
Comprehensive income	$173,606	$2,729,587	$5,090,304	$16,770,292

Net income per common stock – basic	$(0.03)	$0.03	$0.05	$0.41
Net income per common stock – diluted	$(0.03)	$0.03	$0.05	$0.18

Weighted average shares used in calculating net income per ordinary share – basic	31,122,579	29,714,017	30,300,355	29,647,487
Weighted average shares used in calculating net income per Series A convertible participating preferred stock - basic	5,916,560	7,325,122	6,812,143	7,372,789
Weighted average shares used in calculating net income per ordinary share – diluted	31,122,579	38,529,272	37,112,498	39,800,488

See notes to unaudited condensed consolidated financial statements.

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,704,752	$15,027,085
Depreciation – property, plant and equipment	5,815,703	3,776,394
Amortization	22,519	30,920
Share-based compensation	648,474	823,540
Deferred income tax	（225,151 )	（434,518 )
Loss/(profit) on disposal of fixed assets	153,494	-
Change in fair value of warrants	-	(7,801,649)
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(562,574)	(423,628)
Inventories	3,086,917	1,630,666
Other receivables	18,037,812	(763,314)
Prepaid expenses	604,642	(1,198,263)
Advances to suppliers	(2,500,125)	(938,109)
Accounts payable	（3,476,958 )	(361,435)
Cash card and coupon liabilities	2,975,779	1,978,662
Customer deposits received	(13,012)	(2,949,589)
Accrued expenses and other payables	2,996,074	(968,598)
Income taxes payable	(1,904,396)	(95,213)
Net cash provided by operating activities	27,363,950	7,332,951

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(20,686,955)	(5,486,632)
Acquisition of operating rights	-	(11,627,230)
Refund of office building purchase payment	-	11,015,480
Decrease of restricted cash	69,952	83,676
Net cash used in investing activities	(20,617,003)	(6,014,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowing	3,074,081	-
Net cash provided by financing activities	3,074,081	-
-
Effect of foreign currency translation	701,027	1,141,629

Net increase in cash	10,522,055	2,459,874
Cash – beginning of period	17,460,034	45,912,798
Cash – end of period	$27,982,089	$48,372,672

Supplemental disclosures of cash flow information:
Interest received	$285,158	$510,215
Interest paid	$41,693	$10,600
Income taxes paid	$3,024,287	$3,528,790